Exhibit 99.1

October 11, 2011

Dear Stockholder:

As one of the largest owners and operators of open-air shopping centers in the United States, we remain focused on business fundamentals.  Strong leasing momentum has continued as we are on track to lease over 4 million square feet of space in 2011.  This includes the renewal of 82% of the leases within our retail operating portfolio that expired in the second quarter of the year which is a testament to our strong tenant relationships.  Additionally, we are pleased to forge new relationships as we recently signed our first lease with Nordstrom Rack to open a new store at our Commons at Temecula shopping center in Temecula, California.  In alignment with our business initiatives, we continue to sell non-core assets and have refinanced, repaid and extinguished over $430 million in debt since the beginning of the year, while strengthening our balance sheet, generating solid cash flow and positioning the company for future growth.

Our Annual Meeting of Stockholders was held today.  At the meeting, several members of the executive management team gave brief business presentations. The Annual Meeting of Stockholders Presentation and the voting results are available in the Investor Relations section of our company website at www.inlandwestern.com.

We are pleased to enclose a check or distribution statement for your portion of the third quarter 2011 stockholder distribution.  The board of directors declared a third quarter 2011 distribution of $0.06375 per share payable to stockholders of record at the close of business on October 3, 2011. This represents the eighth consecutive quarter-to-quarter increase in distribution rates and equates to a 3.67% annualized yield based upon the estimated value of $6.95 per share or a 2.55% annualized yield assuming a purchase price of $10.00 per share.  Our board of directors determines each distribution quarterly; therefore, the annualized yield is not necessarily indicative of future distributions.

If you have any questions regarding your Inland Western investment, please visit our website at www.inlandwestern.com, contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “goal,” “initiative,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors, including those detailed in the sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC titled “Risk Factors”.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road Oak Brook, Illinois 60523  800.541.7661 www.inlandwestern.com